EXHIBIT 10.1

LICENSE AGREEMENT

This license agreement (the "Agreement"),  dated las of May 16, 2016, is entered into between Perseon Corporation, a Delaware corporation having a principal place of business at 391 Chipeta Way, Suite F, Salt Lake City, Utah 84108 ("Licensor"), and Medlink Technologies, LLC, a North Carolina limited liability company, having a principal place of business at 16 Portofino Place, Durham, NC 27707, ("Licensee").

RECITALS

WHEREAS, Licensor is engaged in the business of developing, manufacturing, marketing and servicing systems to treat cancer and benign diseases using its technology including, but not limited to, MicroThermX ("the Business");

WHEREAS, Licensor does not currently engage in the Business in the Territory (as defined below) and does not have the financial and regulatory ability to engage in the Business in the Territory;

WHEREAS Licensee wishes to license from Licensor its technology and intellectual property subject to the terms and conditions set forth herein,

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1              Licensed Patents means Licensor's U.S. Patent Applications and Letters Patents and: (a) all divisionals, continuations and continuation-in-part applications that claim priority to any of the applications; (b) any foreign application corresponding to any Patent Applications and Letter Patents or application identified in (a) as well as any utility models and future reissues; re examinations, extensions, continuations, continuations-in-part, divisions or substitute patent applications of the inventions as described in the patents and applications; and (c) each patent that issues or reissues from any Application or application identified in (a) and (b) including but not limited to matters listed in Appendix I.

1.2     Licensed Intellectual Property means any and all intellectual property rights, including without limitation, rights associated with the Licensed Patents, any utility models, registered and unregistered trademarks, registered and unregistered design rights, copyright protected materials and neighboring rights, any applications in relation to any of the foregoing rights, including but not limited to matters listed in Appendix I, necessary in carrying out the Business.

1.3      Licensed Product means any product sold or offered for sale by Licensor prior to and as of the Effective Date specified in Article 1.6 including but not limited to the products listed on Appendix II.

1.4      Know-How means the technical information and knowledge (including trade secrets), drawings (including but not limited to technical drawings, files, schematics), bill of materials, design history files, manufacturing processes (including but not limited to standard operating procedures, manuals) and other material, whether in physical form or electronic, relevant to manufacture, develop, improve, enhance, modify, or reformulate the Licensed Products and/or Licensed Technology, derivative works of the Licensed Products and/or Licensed Technology, and market business associated with the Licensed Product or the Licensed Technology (as specified in Article 1.5), owned or controlled by Licensor, and/or necessary in carry out the Business.

1.5      Licensed Technology means any information including, but not limited to, the Licensed Patents, Licensed Intellectual Property and Know-How:  (a) created prior to the Effective Date; (b) owned by Licensor; (c) necessary to practice inventions claimed in patents and/or patent applications included in the Licensed Patents; (d) necessary to practice the Licensed Technology; and (e) necessary to carry out the Business in the Territory as specified in Article 1.8.

1.6      Effective Date means the date on which the last signature of execution is entered below between Licensor and Licensee.

1.7     Prosecution Costs means any and all fees, costs and charges in relation to procurement and maintenance of a copyright, patent, trademark, or design including, but not limited to, prosecution and/or maintenance fees, registration fees, grant fees, drafting and/or redrafting costs, administrative costs such as filing, search, extension and renewal costs and product licensing, registration and approval costs.

1.8          Territory means the People's Republic of China, Hong Kong, Taiwan and Korea.

ARTICLE II

LICENSE GRANT

2.1       License Grant.  Licensor hereby grants to Licensee a perpetual, exclusive license under the Licensed Technology, including but not limited to the Licensed Patents, to make, have made for it, use and sell Licensed Products in the Territory during the Term of this Agreement, and the right to use the Licensed Technology to make, use, have made for it, develop, any other products in the Territory during the Term of this Agreement.

2.2       Sublicensing.      Within the Territory only, Licensee has the right to grant Sublicense Agreements under the Licensed Patents and Licensed Technology and to use the Licensed Patents and Licensed Technology consistent with the terms of this Agreement. Licensee will provide notice to Licensor of any Sublicense Agreement within ten (10) business days of Licensee's entry into any such Sublicense Agreement.

2.3       Suppliers and vendors.  Licensor hereby grants to Licensee the right to use any supplier and/or vendor used by Licensor in connection with the manufacture and/or production of the Licensed Product, and/or in connection with use of the Licensed Technology, and/or in connection with the Business, within the Territory.  Licensor shall provide to Licensee the list of such suppliers and vendors used by Licensor, as specified herein, within seven (7) days of the Effective Date.  Licensor shall notify such suppliers and vendors of Licensee's right to use the suppliers and/or vendors, as specified herein, within thirty (30) days of the Effective Date.

2.4       Payment and Royalties.  The license granted in Article 2.1 shall commence upon receipt by Licensor of US$200,000 (the "Initial Payment"), which Initial Payment shall be made within one (1) business day of the Effective Date.  Thereafter, Licensee shall pay on an annual basis to Licensor, starting a year after the Initial Payment, a royalty of 5% of net profits in the Territory made by Licensee pursuant to the License Agreement; provided, however, that such royalty payments shall cease to be paid once Licensee has paid an aggregate ofUS$3,000,000.00 to Licensor, inclusive of the Initial Payment.

ARTICLE III

FEES

    3.1       Licensee, its successors, and/or assignees, if any, shall have the right but not the obligation to pay all Prosecution Costs necessary to maintain the Licensed Intellectual Property and avoid abandonment or lapse of any of matter associated with the Licensed Intellectual Property.

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ARTICLE IV

INTELLECTUAL PROPERTY MATTERS

4.1       Intellectual Property Prosecution.  In the event Licensor, its successors, and/or assignees, if any, intends to discontinue prosecution in any jurisdiction, it will so inform Licensee in writing and Licensee will thereafter be solely entitled to prosecute and maintain the application, patent, and/or registration in its own name and at its own expense in the particular jurisdiction. This subparagraph shall not affect the rights to use granted to Licensee under this Agreement and it shall not affect the rights with respect to the Licensed Patents and/or Licensed Technology in any other jurisdiction.

4.2      Infringement of the Licensed Technology.   Licensor, its successors, and/or assignees, if any, will promptly inform Licensee of any suspected infringement of a Licensed Patent and/or other right(s) associated with the Licensed Technology by a third party.

4.3       Right to bring action.  Licensee has the right, but not the obligation, to bring at its own expense an action for infringement of the Licensed Intellectual Property, including the Licensed Patents, in the Territory.

4.4       Right to join action.  Licensor (its successors and/or assignees) or Licensee shall have the right to join, at its own expense, any infringement action brought by the other for infringement of the Licensed Patents and/or the Licensed Technology.  In the case that any court, upon motion of a third party or otherwise, rules that either Licensor (its successors and/or assignees) or Licensee is a necessary party to any action enforcing of any of the Licensed Patents and/or the Licensed Technology, that respective party at its own costs and expense, agrees to join in any such action upon request by the other, and each party, Licensor (its successors and/or assignees) or Licensee, hereby agrees to participate for standing in any such action.  If only one of Licensor (its successors and/or assignees) or Licensee brings an action for infringement of any of the Licensed Patents and/or the Licensed Technology without participation of the other, then the party bringing the action alone shall bear all expenses.

ARTICLE V

TECHNOLOGY TRANSFER AND SUPPORT

5.1       Technical Support.  As of the date of the Initial Payment and for thirty (30) days thereafter, Licensor will provide technical support to Licensee, for all Licensed Technology, including all such technology initially delivered to Licensee and all enhancements.  Such technical support shall be sufficient to quickly enable Licensee to develop, use and manufacture the Licensed Product, implement the Licensed Technology, and to enable Licensee to achieve its commercial objectives as soon as possible.

ARTICLE VI

GOVERNMENT LAWS AND REGULATIONS

6.1       Government Approvals.  Licensee may, at its own expense, seek and obtain any or all necessary government approvals for the development, production, distribution, sale and use of any Licensed Product in the Territory.

6.2       Government Registration.   If this Agreement is required by any law in the Territory to be either approved or registered with any governmental agency, Licensee may but shall not be required to take the necessary steps to comply with government registration, at its own expense.

6.3       Export Control.   Licensor (its successors and/or assignees) and Licensee shall both observe all applicable laws governing export of the Licensed Products including, but not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations and the various economic sanctions regulations administered by the U.S. Department ofTreasury (collectively, "Export Laws").

ARTICLE VII

WARRANTIES AND DISCLAIMERS

    7.1         Licensor Representations and Warranties.  Licensor represents and warrants to Licensee that to the knowledge of Licensor:

a)	Licensor has the right to grant the licenses hereunder, and

b)	Licensor has not knowingly granted and will not knowingly grant licenses or other rights to the Licensed Technology, including the Licensed Patents in the Territory, that are in conflict with the terms and conditions in the Agreement.

    7.2          Disclaimer. Licensee is not liable for any damages or any liability to third parties or for any costs or expenses of any kind in connection with the licenses granted herein.

ARTICLE VIII

DELIVERABLES

    8.1       Licensor shall commence to deliver to Licensee, all physical and electronic files and documents related to and in accordance with the Licensed Technology as specified in Article 1.5 (the "delivery"), within one (1) business day of the Initial Payment; and shall in good faith endeavor to complete delivery within thirty (30) days following the Initial Payment.

ARTICLE IX

TERM AND TERMINATION

    9.1       This Agreement shall enter into force and shall remain in force on the Effective Date perpetually unless terminated by Licensee by giving no less than 30 days' prior written notice.

ARTICLE X

NOTICE

    10.1      All notices under this Agreement are deemed fully given when written, addressed and sent as follows:

If to Seller:	Perseon Corporation 391 Chipeta Way Salt Lake City, UT 84108 E-mail: ccarnell@perseonmedical.com dgreen@perseonmedical.com Attention: Clinton E. Carnell Jr. David Green
with a copy to:	Dorsey & Whitney LLP 136 S. Main St., Suite 1000 Salt Lake City, UT 84101 Facsimile: (801) 933-7373 E-mail: taylor.nolan@dorsey.com Attention: Nolan S. Taylor

If to Buyer:	MedLink Technologies, LLC 16 Portofino Place Durham, NC 27707 E-mail: David@medlinktechnologies.com Attention: David Chen
with a copy to:	Troutman Sanders LLP 5 Park Plaza, Suite 1400 Irvine, CA 92614 Facsimile: 949-622-2739 Email: penelope.parmes@troutmansanders.com Attention: Penelope Parmes

Section 10.2    Replacement Notice.  The parties may designate in writing a replacement address and contact person to which notices may be provided.

ARTICLE XI

GENERAL PROVISIONS

11.1               Choice of Law.  The Agreement will be construed and enforced in accordance with laws of the State of Utah.

11.2    Effect of Headings. The Article headings of this Agreement appear only as a matter of convenience and in no way define, limit, constrain, or describe the scope or the intent of such Article, nor in any way affect the interpretation of this Agreement.

In witness whereof, the parties have executed this License Agreement as of the date first set forth above.

PERSEON CORPORATION

By: /s/ Clinton E. Carnell Jr.
Name: Clinton E. Carnell Jr.
Title: CEO

MEDLINK TECHNOLOGIES, LLC

By: /s/ David Chen

Name: David Chen
Title: Director